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                                                                   EXHIBIT 10.37

              AGREEMENT TO CHANGE STATUS AND RELEASE OF ALL CLAIMS

      This Agreement to Change Status and Release all Claims ("Agreement") is made between First Virtual Holdings Incorporated (EMPLOYER) and Philip H. Bane (EMPLOYEE) in the complete, final, and binding settlement of all claims and potential claims, if any, with respect to their employment relationship as of January 13, 1998 ("Effective Date") and reflects a change in status.

Whereas, Employer has verbally informed Employee that it desires to change his status from one of a full time Employee as of the Effective Date to part time Consultant; and

Whereas, Employer is willing to honor Employee's Amended Employment Agreement as a part of this change in status such that Employer will provide Employee with:

(i) a lump sum payment equal to four (4) months salary and will continue to provide medical benefits for four (4) months; and,

(ii) accelerated vesting of 25% of all previously unvested options as of the Effective Date.

      In consideration of the obligations identified below assumed by each of the parties, it is hereby agreed by and between the parties that all disputes, controversies, and potential disputes or causes of action or claims arising out of, or in any way connected with, Employee's employment relationship with Employer, whether known or unknown, suspected or unsuspected, which the Employee and Employer, including but not limited to its parent corporation(s), subsidiaries, Directors, shareholders, officers, trustees, employees, past and present, successors, predecessors, assigns, and agents, has or may have had against each other are settled on the following material terms:

1. Employee hereby resigns as General Counsel and Secretary as of the Effective Date.

2. Employee represents and warrants, that to the best of his knowledge and belief that nothing stated in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission relating to Employer's initial public stock offering or the Employer's Form 10K filed for fiscal year 1996 or the Employer's Form 10Q filed for first quarter, second quarter or third quarter 1997 ("SEC Filings") was false or inaccurate as of the date of such SEC Filings or failed to state a fact that when considered in light of all facts and circumstances would be considered material.

3. Employer has paid to Employee the total amount of $12,851.79 representing salary earned and unpaid through 1/5/98, vacation pay earned and unused through 1/5/98, net applicable withholdings, and a refund of moneys paid into the Employee Stock Purchase Plan. Employee agrees and understands that this payment and transfer is a full satisfaction of any wages earned, but unpaid to date and waives any right under California Labor Code Section 206.5.

4. Employer will pay Employee an additional amount of $53,333.36 representing four (4) months salary, net applicable withholdings.

5. Employer will provide Employee with health insurance coverage for the period covering 1/2/98 through 5/2/98, representing Employer's obligation under Employee's Amended Employment Agreement. This amount will be paid directly by Employer. Employer hereby forgives the second



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installment of a loan due Employer from Employee in accordance with his Amended
Employment Agreement as of the Effective Date.

6. Employer and Employee agree that as of the Effective Date, the options to purchase Common Stock held by Employee shall be exercisable as to the number of shares set forth in the far right hand column below, for so long as such options remain exercisable in accordance with their terms:

Option Date    Type      Granted        Price     Vested and Exercisable
4/29/96        ISO       15,000         $1             8437.50
7/18/96        ISO       20,000         $9             10,312.25
11/20/96       ISO       1666           $10.50         1666
11/20/96       NSO       23,334         $10.50         23,334
8/15/97        NSO       5000           $1             1250
8/15/97        NSO       45,000         $3.94          11,250

7. Employer agrees that the CEO and Chairman, Lee H. Stein or CFO, John Stachowiak are the only authorized persons currently employed by Employer to provide a reference concerning Employee. Employer shall provide the reference only after receiving written authorized consent or request signed by Employee identifying the authorized inquirer.

8. Employee and Employer agree that the events leading to this Agreement and Release, the fact of the Agreement and Release, and the terms and conditions of the Agreement and Release are and shall be maintained in privacy and confidence. Both parties agree that this confidentiality is a material term of the Agreement and Release. Without waiving their agreement concerning confidentiality, the parties agree that the information regarding the monetary terms of this settlement may be disclosed to any state or federal taxing authority as required by law. Such disclosure shall not be deemed a breach of this Agreement. Nothing in this paragraph is intended to restrict Employee from communicating with prospective employers and job referral sources about Employee's job experience at First Virtual, the nature and extent of job responsibilities, level of performance, the dates of employment, and the fact that Employee's status change resulted from a reorganization of Employer and that this change in status was not performance related. Both Employee and Employer agree that they will do nothing to disparage the other in any communications after the date of this Agreement.

9. Employer further agrees that it will transfer by this Agreement certain books as identified in Attachment A.

9.1 Each party acknowledges, complete satisfaction of, and does hereby forever release, absolve, and discharge the other including but not limited to its parent corporation(s), subsidiaries, Directors, shareholders, officers, trustees, employees, past and present, successors, predecessors, assigns, agents, attorneys, and representatives from any and all causes of action judgments, liens indebtedness, damages, claims, liabilities, and demands, and causes of action of whatever kind or nature (except for Employee's right to unemployment insurance should Employee fail to obtain re-employment after the termination of this agreement,) whether known or unknown, suspected or unsuspected, which the parties now have or hold, or at any time has or held against the other its parent corporation(s), subsidiaries, shareholders, officer, trustees, employees, past and present, successors, predecessors, assigns and agents. This release expressly waives any and all claims each party may presently have against the other regardless of the nature, source, or basis for any such claim.


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9.2  Without expanding or modifying same, the Company acknowledges its continuing obligations under its letter provided Employee, dated October 9, 1996 about certain rights of indemnification.

9.3 Employee represents and warrants that he has either destroyed or delivered to Employer all documents and information in any media either provided Employee by Company or developed by Employee during his employment. Employee acknowledges and reaffirms his obligations under the Employee Confidentiality and Invention Assignment Agreement dated April 29, 1996.

10. In executing this Agreement, the Parties acknowledge that they may in the future discover facts different from or in addition to those which are the subject of this Agreement, and agree that this Agreement shall remain in effect in all respects, notwithstanding the discovery or existence of different or additional facts. It is the intent of the Parties to completely, finally, irrevocably, and forever release, forgive, remise, acquit, and discharge the matters as provided herein; and in furtherance of this intention, this Agreement shall remain in effect as a complete and final release, forgiveness, and discharge of those matters, notwithstanding the discovery or existence of different or additional facts relevant to those matters. Therefore, the Parties waive all rights and benefits which they may now have or in the future may have under and by virtue of the terms of Section 1542 of the California Civil Code, which reads as follows:

     "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

11. Employee and Employer each acknowledge that they have carefully read and understand the contents of this Agreement and that this Agreement constitutes the entire agreement and understanding of the parties. The parties further agree that the terms of this Agreement are contractual and that both parties, their heirs, successors, and assigns are bound by it, and that any disputes as to its terms or its interpretation is governed by laws of the state of California. Should any court of law find any term or clause invalid under the prevailing law, then that term or clause only shall be omitted from enforcement, all other terms and conditions remaining enforceable.

12. Employee acknowledges complete satisfaction of, and does hereby forever release, absolve, and discharge Employer, including but not limited to its parent corporation(s), subsidiaries, shareholders, officers, trustees, employees, past and present, successors, predecessors, assigns, agents, attorneys, and representatives from any and all causes of action related to the Age Discrimination in Employment Act (ADEA). Employee understands:

          o That Employee has at least 45 days to review and execute this release and to review information provided by the Company regarding all employment terminations occurring on or around the same time as the termination of Employee's employment; and,

          o That Employee will have 7 days after executing this release to revoke the release; and,

          o That Employee is advised to consult with an attorney before executing this release.


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Any revocation shall be in writing and shall be delivered to the Chief
Executive Officer by the close of business on the seventh business day from the date Employee signs this agreement.

13. Employer agrees that Employee's phone number and voice mail shall remain unchanged through January 31, 1997. Employee shall be allowed to dictate a message that "for First Virtual matters, please call Beth Mayfield at 350-3507 and if you want to leave a message for Philip Bane, please do so and he will return your call." Employee's password and access to voice mail shall be valid through January 31, 1998.

14. Parties acknowledge that they both voluntarily and knowingly entered into this Agreement, having full knowledge and understanding of its contents, its effect, and of the rights that they may be waiving.


/s/ PHILIP H. BANE
---------------------------
Philip H. Bane

Date:        1/13/98
      ---------------------


First Virtual Holdings Incorporated

/s/ LEE H. STEIN
----------------------------------------
Lee H. Stein
Its Chairman and Chief Executive Officer

Date:        1/13/98
      ---------------------



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                                  ATTACHMENT A

TITLE                                          PUBLISHER

1.  Trade Secret Protection                    Glasser Legal Works
2.  Computer Software Agreements               WG&L
3.  The Publishing Law Handbook                Aspen
4.  Corporate Partnering                       Aspen
5.  Communications and Technology Alliances    WG&L
6.  The Law of Computer Technology             WG&L
7.  The Law Of Electronic Commerce             Little, Brown & Co.







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